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                                                                   EXHIBIT 3.1.4

                            CERTIFICATE OF AMENDMENT
                                     OF THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         j2 GLOBAL COMMUNICATIONS, INC.

                    Adopted in accordance with the provisions
                   of Section 242 of the General Corporation
                          Law of the State of Delaware

     j2 Global Communications, Inc. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, as amended (the "Delaware GCL"), by its duly authorized officers, hereby certifies as follows:

     FIRST: That the Board of Directors of the Corporation has duly adopted a resolution authorizing the Corporation to amend Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation to reduce the number of authorized shares of the Corporation's Common Stock, par value $0.01 per share, from 200 million to 50 million.

     SECOND: That, pursuant to authorization by the affirmative vote, in accordance with the provisions of the Delaware GCL, of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon at a special meeting of stockholders of the Corporation held on December 20, 2001, the first sentence of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation be amended to read, in its entirety, as follows:

      "The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 51,000,000, of which 50,000,000 shares of the par value of $0.01 shall be designated as Common Stock and 1,000,000 shares of the par value of $0.01 shall be designated as Preferred Stock."

     THIRD: That the amendment to the Corporation's Amended and Restated Certificate of Incorporation set forth herein has been duly adopted in accordance with the provisions of Section 242 of the Delaware GCL.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf by Scott M. Jarus, its President, on December 20, 2001, hereby declaring and certifying that this is the act and deed of the Corporation and that the facts herein stated are true.

                               /s/ Scott M. Jarus
                              ----------------------
                              Name: Scott M. Jarus
                              Title: President

ATTEST:

/s/ Jeffrey D. Adelman
--------------------------
Name: Jeffrey D. Adelman
Title: Secretary